EXHIBIT 8

LIST OF SUBSIDIARIES (as at June 7, 2006)

Name	Jurisdiction	Business	% of Ownership
Source Rock Holdings Limited	New Zealand	Holding company	100%
Austral Pacific Energy (NZ) Limited	New Zealand	Oil and gas exploration and development	100%
Millennium Oil & Gas Limited	New Zealand	Oil and gas exploration and development	100%
Rata Energy Limited	New Zealand	Oil and gas exploration and development	100%
Totara Energy Limited	New Zealand	Shell company	100%
Kanuka Energy Limited	New Zealand	Oil and gas exploration and development	100%
Odyssey International Pty Limited	Australia	Oil and gas exploration and development	100%
Indo-Pacific Energy Australia Pty Limited	Australia	Oil and gas exploration and development	100%
Trans-Orient Petroleum (Aust) Pty Limited	Australia	Oil and gas exploration and development	100%
ZOCA 96-16 Pty Limited	Australia	Shell company	100%
Trans-Orient Petroleum (PNG) Limited	Papua New Guinea	Oil and gas exploration and development	100%
Coral Sea Drilling Limited (1)	Papua New Guinea	Shell company	35%

(1)	Name changed from Rockwell Limited on September 19, 2005; 65% shareholding transferred to Foreland Oil Limited with effect from January 29, 2005